EXHIBIT 10.11

Amendment No. 2 to

USG Corporation

Non-Employee Director

Compensation Program

(As Amended and Restated February 13, 2008

and amended November 12, 2010)

Section 2 of the USG Corporation Non-Employee Director Program (As Amended and Restated February 13, 2008 and amended November 12, 2010) is amended to read in its entirety as follows:

1.	An additional cash retainer of $10,000 per year for the chairs of Board committees, payable in equal quarterly installments on the last business day of each calendar quarter, and an additional cash retainer of $15,000 per year for the Board’s Lead Director, payable in equal quarterly installments on the last business day of each calendar quarter commencing with the first quarter of 2012.

November 10, 2011